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                                                                    EXHIBIT 99.2


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with our consolidated financial statements and notes thereto on file with the Securities and Exchange Commission. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of the risk factors that could cause actual results to differ materially from the forward-looking statements, you should read our "Risk Factors" on file with the Securities and Exchange Commission.

General

   We are a leading independent global provider of Internet and eCommerce solutions to businesses. As an Internet Super Carrier, or ISC, we offer global distribution of our services over our worldwide fiber optic network, which is capable of transmission speeds in excess of three terabits. We define the elements of an ISC to include:

  . Multiple Internet and eCommerce hosting centers--We currently have, or are building or planning to build, Internet and eCommerce hosting centers in key financial and business centers around the world, including the Amsterdam, Atlanta, Berlin, Geneva, Hong Kong, London, Los Angeles, New York, Paris, Seoul, Toronto, Tokyo and Washington, D.C. metropolitan areas;

  . Extensive global distribution--We have over 1,000 sales personnel and 2,500 value-added resellers, or VARs, systems integrators and Web design professionals in 27 countries throughout the world;

  . Global brand name recognition--Our brand name is increasingly recognized throughout the world for Internet-protocol services and applications that meet the needs of business customers, supported by local language sales, provisioning and service; and

  . Worldwide fiber network and related optronic equipment--We operate one of the largest global data communications networks that enables, or is expected to enable, our customers to connect to the Internet and access their corporate networks and systems resources from most of the world's major business and population centers.

   We offer a suite of value-added products and services that are designed to enable our customers, through their use of the Internet, to communicate more efficiently with their own customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into five geographic operating segments--U.S./Canada, Latin America, Europe, Asia/Pacific and India/Middle East/Africa. Our services and products include access services that offer dedicated, dial-up, wireless and DSL connections, Web hosting services, intranets, VPNs, eCommerce, voice-over-IP, email and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity.

   We provide Internet connectivity and Web hosting services to customers in approximately 90 of the 100 largest metropolitan statistical areas in the U.S. and in the 20 largest global telecommunications markets and operate in 27 countries.

   We typically enter a new market through the acquisition of an existing company within the particular market, and then further expand through a combination of organic growth supplemented by further acquisitions. Revenue from non-U.S. operations as a percentage of consolidated results comprised 53% of revenue in the third quarter of 1999, which is consistent with the 51% of revenue generated by non-U.S. operations in the second quarter of 1999. By comparison, non-U.S. operations comprised 40% of revenue for all of 1998. As a result of our acquisition of TNI, our revenue mix may change again in 2000 because TNI's revenues are derived primarily from U.S. operations.


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   We operate one of the largest global commercial data communications networks. Our Internet-optimized network extends around the globe and is connected to over 700 POPs, situated throughout our geographic operating regions that enable our customers to connect to the Internet. Our network reach allows our customers to access their corporate network and systems resources through local calls in over 150 countries. We further expand the reach of our network by connecting with other large ISPs through contractual arrangements, called peering agreements that permit the exchange of information between our network and the networks of our peering partners. As part of our ISC strategy, we have opened seven global Internet and eCommerce hosting facilities. These facilities are located in the Los Angeles, New York City, Washington, D.C., Amsterdam, Basel, London and Toronto metropolitan areas and contain a total of approximately 200,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

   Since the commencement of our operations, we have undertaken a program of developing and expanding our data communications network. In connection with this program, we have made significant investments in telecommunications circuits and equipment to produce a geographically-dispersed, Asynchronous Transfer Mode (ATM), Integrated Service Digital Network (ISDN) and Switched Multimegabit Data Service (SMDS) compatible frame relay network specially designed to optimize Internet traffic. ATM, ISDN and SMDS are among the most widely used switching standards. These investments generally are made in advance of obtaining customers and resulting revenue.

   As part of our ongoing efforts to further expand and enhance our network, we have acquired or agreed to acquire significant amounts of global telecommunications bandwidth in order to build a worldwide fiber optic network capable of speeds of over three terabits. These include long-term rights, typically for ten years or more, called indefeasible rights of use, or IRUs, or other rights, in dark fiber, lit fiber, and satellite transponder capacity. The acquisition of these telecommunications bandwidth assets has increased our network capacity by a substantial magnitude while reducing significantly our data communications and operations costs per equivalent mile. The increased network capacity should enable us to expand our offering of higher-speed or more bandwidth intensive Internet and Internet-related services to a larger customer base.

Nine Months Ended September 30, 1999 As Compared To The Nine Months Ended September 30, 1998

Results of Operations

   Revenue. We generate revenue primarily from the sale of Internet access, eCommerce and related services to businesses. Revenue was $369.3 million for the nine months ended September 30, 1999, an increase of $203.6 million, or 123%, from $165.7 million for the nine months ended September 30, 1998. Revenue growth of 14% from the second quarter of 1999 consisted of organic (internally generated) growth of 10% and growth from acquisitions of 4%. Our internally generated revenue growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts and an increase in the average annual revenue realized per new business customer account, which are offset by a decrease in hardware sales to customers. While most revenue is recurring in nature, from time to time we generate non-recurring revenue from consulting and other arrangements that may or may not continue in the future. To date, such amounts have not been material to revenue.

   Our business customer account base increased by 71% to 79,900 business accounts at September 30, 1999 from 46,700 business accounts at September 30, 1998. By comparison, at June 30, 1999, we had 73,400 accounts. Of the total business account growth from September 30, 1998, 20,085 accounts were attributable to the existing customer base of the companies we acquired. Accounts outside the U.S. represented 60% of our customer account base at September 30, 1999, compared to 51% at September 30, 1998. The total number of our Carrier and ISP customers grew to 644 at September 30, 1999, and, together with our small office/home office (SOHO) and consumer customers, provided service to over 1.2 million customers. This compares with 141 Carrier and ISP customers and 665,000 SOHO and consumer customers at September 30, 1998. Average annual new contract value for business accounts increased to $6,600 for the nine months ended September 30, 1999 from $5,800 for the nine months ended September 30, 1998 and $6,000 for the full year 1998, which we
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believe reflects an increasing demand for value-added services and higher levels of bandwidth. The average annual new contract value of $6,700 for the three months ended September 30, 1999 represents a decrease in comparison to the $7,300 average annual value for the quarter ended June 30, 1999, due to the effect of non-U.S. acquisitions in some less mature business markets. Our business account retention rate remained strong at 80% for the three months ended September 30, 1999 and compared with a full-year retention rate in 1998 of 79%. Many of the acquisitions that we completed over the last two years included a consumer component which has resulted in our gaining a number of consumer customers. We anticipate that during 2000 we may review and evaluate our consumer business strategy.

   Data Communications and Operations. Data communications and operations expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $261.3 million (70.8% of revenue) for the nine months ended September 30, 1999, an increase of $130.8 million, or 100.2%, from $130.5 million (78.8% of revenue) for the nine months ended September 30, 1998. The increase in expenses related principally to increases in:

  .  the number of leased backbone, dedicated customer and dial-up circuits;

  . expenditures for additional primary rate interface, or PRI, circuits to support the growth of our Carrier and ISP customer business;

  . personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions; and

  .  operating and maintenance charges on telecommunications bandwidth.

   Our dedicated access customer account base grew to 21,400 at September 30, 1999 from 11,400 at September 30, 1998, an increase of 88%. Comparing the nine months ended September 30, 1999 to the nine months ended September 30, 1998, backbone circuit costs increased $37.9 million, or 123%, dedicated customer circuit costs increased $19.5 million, or 114%, PRI expense increased $19.2 million, or 86%, personnel and related operating expenses associated with network operations, customer support and field service increased $27.2 million, or 90% and operating and maintenance charges on our bandwidth increased $5.6 million, or 727%. Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue. Historically, the organic growth of our Carrier and ISP customer business is highest beginning late in the fourth quarter due to seasonal impacts from holiday sales of computers. In order to prepare for this demand, in addition to improving service to existing customers, we have expended a considerable amount of effort during the past six months in building an inventory of PRIs. As a result, our monthly direct costs in the U.S. for PRIs have increased from approximately $3.0 million in the month of March 1999 to approximately $5.0 million in the month of September 1999. Based on current capacity and customer usage rates, we believe that we are now able to service approximately twice as many dial-up customers in the U.S. than we serviced with these PRIs as of September 30, 1999.

   Although we expect that data communications and operations expenses will continue to increase as our customer base grows, we anticipate that such expenses will continue to decrease over time as a percentage of revenue as we acquire network bandwidth under IRU or capital lease agreements due to decreases in unit costs as a result of continued increases in network utilization. Network bandwidth acquired under IRU or capital lease agreements is recorded as an asset and amortized over its useful life. This will, in turn, result in an increase in the operations and maintenance expense component of data communications costs, increases in costs for other leased circuits connected to the bandwidth, as well as increases in depreciation and amortization expense over the useful life of the bandwidth, typically 10 to 20 years.

   Sales and Marketing. Sales and marketing expenses consist primarily of personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $68.0 million (18.4% of revenue) for the nine months ended September 30, 1999, an increase of $30.1 million, or 79.4%, from $37.9 million (22.9% of revenue) for the nine months ended September 30, 1998. The increase is principally


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attributable to costs associated with the expansion of our sales force internationally in conjunction with our growth and acquisitions, implementation of our newly regionalized sales and marketing organization in the U.S. and to advertising costs, including costs associated with our naming rights and sponsorship agreements for PSINet Stadium with the Baltimore Ravens of the National Football League and the launch of our NFL television advertising campaign.

   General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $47.3 million (12.8% of revenue) for the nine months ended September 30, 1999, an increase of $17.9 million, or 60.7%, from $29.4 million (17.8% of revenue) for the nine months ended September 30, 1998. The increase resulted from an approximately $11.7 million increase relating to general and administrative expenses of companies acquired after September 30, 1998 and an increase of expenses relating to our organic growth of approximately $6.9 million due to the addition of management staff and other related operating expenses across our organization. We are finalizing plans to consolidate most of our Virginia locations into one facility. As a result, various costs associated with the termination of various facility leases and the relocation of employees are likely to be incurred over the next two quarters. We expect that this will continue to increase as we continue to expand, compete for qualified personnel, and integrate operations of acquired businesses.

   Depreciation and Amortization. Depreciation and amortization costs were $102.8 million (27.8% of revenue) for the nine months ended September 30, 1999, an increase of $65.8 million, or 178%, from $37.0 million (22.3% of revenue) for the nine months ended September 30, 1998.

   Depreciation and amortization costs have increased as a result of capital expenditures associated with network infrastructure enhancements, including telecommunications bandwidth acquisitions, and depreciation and amortization of tangible and intangible assets related to business acquisitions. We anticipate that our depreciation and amortization expenses will continue to increase significantly as we acquire network bandwidth under IRU or capital lease agreements, and as we record depreciation and amortization on tangible and intangible assets related to business combinations and expansion of our operations. In connection with finalizing our plans to consolidate most of our Virginia locations into one facility, the useful lives of certain of our assets may be shortened.

   Our rapid growth over the past year through acquisitions and through the expansion of our global data communications network has led to a significant increase in the carrying value of our tangible and intangible assets. In conjunction with the process of integrating these assets into our business, we may identify opportunities where we can streamline our operations and improve network quality through the elimination of redundant or underperforming assets. Our ongoing integration actions and other steps aimed at reducing our cost structure may lead to charges or to adjustments to the depreciable lives of our assets in the future.

   Acquired In-Process Research and Development. The results for the nine months ended September 30, 1999 include no charges for acquired in-process research and development related to acquisitions completed during the period. The results for the nine months ended September 30, 1998 include a $40.4 million charge (24.4% of revenue) for acquired in-process research and development. The charges in 1998 were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there was no alternative future use. We are in the process of finalizing valuations for 1999 acquisitions and the allocation of the purchase price for such acquisitions is preliminary. We expect that final allocations for these acquisitions will be completed before the 1999 results are finalized. We do not expect any change in the current allocation, including any charge for acquired in-process research and development, to have a material impact on our results of operations.

   We engaged an independent third party to determine the allocation of the total purchase price of our acquisition of TNI and other 1999 completed acquisitions. The evaluation for TNI indicates there are the following intangible assets present: existing technology including software, patents, unpatented technology and


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know-how, tradenames, customer contracts and relationships, existing workforce and goodwill, with useful lives up to 20 years. The valuation also indicates approximately $84.0 million of purchased in-process research and development.

   Interest Expense. Interest expense was $120.9 million (32.7% of revenue) for the nine months ended September 30, 1999, an increase of $82.7 million, or 216%, from $38.2 million (23.0% of revenue) for the nine months ended September 30, 1998. The increase was due to interest related to our 10% senior notes issued in April 1998, 11 1/2% senior notes issued in November 1998 and 11% senior notes issued in July 1999, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

   Interest Income. Interest income was $32.5 million (8.8% of revenue) for the nine months ended September 30, 1999, an increase of $21.2 million, or 186%, from $11.4 million (6.9% of revenue) for the nine months ended September 30, 1998. The increase was due to interest received on the net proceeds of our various financing activities during 1998 and 1999, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

   Net Loss Available to Common Shareholders and Loss per Share. Our net loss available to common shareholders was $210.4 million, or $3.50 basic and diluted loss per share, for the nine months ended September 30, 1999, an increase of $78.0 million, or 58.9%, from $132.4 million, or $2.70 basic and diluted loss per share, for the nine months ended September 30, 1998.

   The primary reasons for the increase were:

  .  operating losses from certain acquired businesses;

  .  an increase in interest expense due to the issuance of our senior notes;

  . acquisitions of fiber-based and satellite telecommunications bandwidth, leading to an increase in depreciation, personnel and other operating costs to manage the bandwidth;

  . an increase in depreciation and amortization related to acquisitions, offset by the reduction in charges for acquired in-process research and development; and

  .  an increase in expenditures for dial-up circuits (e.g., PRIs).

   The return to preferred shareholders is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1998 As Compared To The Year Ended December 31, 1997

Results of Operations

   Revenue. Revenue was $259.6 million in 1998, an increase of $137.7 million, or 113%, from $121.9 million in 1997. The 113% revenue growth is broken down into 58% from those operations that were in existence at the end of 1997 and 55% from the companies we acquired in 1998. Our organic growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account, and an increase in the business account retention rate.

   Our business customer account base increased by 107% to 54,700 business accounts at the end of 1998 from 26,400 business accounts at the end of 1997. Of the total business account growth in 1998, 8,100 business accounts resulted from organic growth and 20,200 business accounts were attributable to the companies we


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acquired. The total number of our Carrier and ISP customers grew to 168, serving 863,000 SOHO and consumer customers at the end of 1998, from 47 ISPs serving 264,000 SOHO/consumer customers at the end of 1997. Average annual new contract value for business accounts increased to $6,000 in 1998 from $5,500 in 1997, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth. Our business account retention rate improved to 79% in 1998 from 76% in 1997.

   Data Communications and Operations. Data communications and operations expenses were $199.4 million (76.8% of revenue) for 1998, an increase of $105.0 million from $94.4 million (77.4% of revenue) for 1997. The increase in expenses related principally to increases in:

  (1) the number of leased long distance, dedicated customer and dial-up circuits,
  (2) expenditures for additional PRI circuits to support the growth of our Carrier and ISP Services business,

  (3) personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions, and

  (4) operating and maintenance charges on telecommunications bandwidth.

   Our dedicated customer account base grew to 14,000 at December 31, 1998 from 7,500 at December 31, 1997, an increase of 87%. Comparing 1998 to 1997, backbone circuit costs increased $30.2 million (or 141%), dedicated customer circuit costs increased $18.4 million (or 77%), PRI expense increased $16.7 million (or 112%), and personnel and related operating expenses associated with network operations, customer support and field service increased $23.8 million (or 109%). Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue.

   Sales and Marketing. Sales and marketing expenses were $57.0 million (22.0% of revenue) for 1998, an increase of $31.2 million from $25.8 million (21.2% of revenue) for 1997. The increase is principally attributable to costs related to a branding and advertising campaign resulting in additional advertising expense of $10.6 million and from costs associated with the growth of our sales force in conjunction with our growth and acquisitions.

   General and Administrative. General and administrative expenses were $45.3 million (17.4% of revenue) for 1998, an increase of $22.4 million from $22.9 million (18.8% of revenue) for 1997. The increase resulted from the addition of management staff and related operating expenses across the organization, including increases in conjunction with our growth and acquisitions.

   Depreciation and Amortization. Depreciation and amortization costs were $63.4 million (24.4% of revenue) for 1998, an increase of $35.1 million from $28.3 million (23.3% of revenue) for 1997.

   Acquired In-Process Research and Development. The results for 1998 include $70.8 million (27.3% of revenue) in charges for acquired in-process research and development. The charges were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there was no alternative future use. The technologies exist at eight of the companies we acquired, specifically iSTAR, INX, ioNET, LinkAge, Interlog, Rimnet, iNet, and Tokyo Internet, comprising approximately 18% of the total fair value of assets acquired. We have included a detailed description of the specific technologies acquired, their value, cost to complete, expected completion date and remaining tasks in the notes to our consolidated financial statements which are on file with the Securities and Exchange Commission.

   The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, we gave consideration to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions that included:


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  .  estimated revenue associated with the respective business enterprise valuations assuming five-year compound annual revenue growth rates of between 22% and 45%.

  . revenue growth rates for each technology considering, among other things, current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products. Estimated revenues from the purchased in-process technology projects were generally assumed to peak in the year 2003 and decline through 2014 or earlier as other new products are expected to be introduced. These revenue projections were based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

  . estimated net cash flows discounted back to their present value using a discount rate of between 17.0% and 27.5%, which represents a premium to our cost of capital.

  . estimated percentage-of-completion of the various in-process research and development projects ranged from 50% to 85% complete.

   If none of these projects is successfully developed, our sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on our financial condition or our results of operations. The failure of any particular individual project in-process could impair the value of other intangible assets acquired.

   There were no comparable charges in 1997.

   Interest Expense. Interest expense was $63.9 million for 1998, an increase of $58.5 million from $5.4 million for 1997. The increase was due to interest on our issuance of $600.0 million aggregate principal amount of 10% senior notes in April 1998 and our issuance of $350.0 million aggregate principal amount of 11 1/2% senior notes in November 1998, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

   Interest Income. Interest income was $19.6 million for 1998, an increase of $16.5 million from $3.1 million for 1997. The increase was due to interest received on the net proceeds of our offerings of the 10% senior notes and 11 1/2% senior notes, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

   Other Income, Net. Other income, net, was $6.8 million for 1998, which primarily relates to a $5.6 million realized gain on equity securities that we sold during the third quarter. The total of $5.8 million in 1997 primarily related to the sale in the first quarter of 1997 of our software subsidiary.

   Non-Recurring Arbitration Charge. The results for 1998 include a $49.0 million charge for an arbitration award and related costs associated with a dispute between PSINet and The Chatterjee Management Company, which was paid in April 1999. The charge relates to a joint venture agreement executed by the parties in 1996 and we have no ongoing relationship with Chatterjee. There were no similar charges in 1997.

   Net Loss Available to Common Shareholders and Loss per Share. Our net loss available to common shareholders for 1998 was $264.9 million, or $5.32 basic and diluted loss per share, a $218.9 million, or 476%, increase from a net loss available to common shareholders for 1997 of $46.0 million, or $1.14 basic and diluted loss per share. The primary reasons for the increase were:

  (1) operating losses of acquired companies,

  (2) the increase in data communications costs,

  (3) the first portions of our acquired IRUs were installed, leading to an increase in depreciation and personnel costs to manage the IRUs,

  (4) the charge for acquired in-process research and development relating to acquisitions in 1998,


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  (5) the increase in interest expense due to the issuance of the 10% senior notes and 11 1/2% senior notes, and

  (6) the non-recurring arbitration charge.

   The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1997 As Compared To The Year Ended December 31, 1996

Results of Operations

   Revenue. Revenue was $121.9 million in 1997, an increase of $37.5 million, or 45%, from $84.4 million in 1996. The increase was attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account and an increase in sales by our international subsidiaries. The growth was driven by an expansion of our sales force and greater public awareness and utilization of the Internet.

   In comparison with 1996, revenue for 1997 was affected by the sale in 1996 of our individual consumer accounts and related assets and by the sale in 1997 of our software subsidiary, which together provided $15.6 million of revenue in 1996 but only $0.3 million in 1997. If such revenue was excluded from 1996 revenue, our growth in revenue from 1996 to 1997 would have been 77% instead of 45%. Revenue growth in 1997 was also impacted by a drop in our annualized business customer retention rate from 79% in 1996 to 76% in 1997, which was attributable in part to an initiative by us to remove certain non-performing accounts.

   Our business customer account base increased by 48% to 26,400 business accounts at December 31, 1997, including 47 ISPs, from 17,800 business accounts, including 22 ISPs, at December 31, 1996. Our revenue from international operations increased by 165% to $18.0 million in 1997 from $6.8 million in 1996, principally as a result of significant growth in our operations in the United Kingdom, Japan and Canada.

   Other Income, Net. We did not have other income, net, in 1997, compared with $5.4 million during 1996, consisting of the consideration received, net of related asset costs and expenses, relating to the sale of our individual consumer subscribers and certain related tangible and intangible assets during the second and third quarters of 1996.

   Data Communications and Operations. Data communications and operations expenses were $94.4 million (77.4% of revenue) during 1997, an increase of $24.3 million from $70.1 million (83.1% of revenue) during 1996. The increase in expenses related principally to increases in:

  . the number of leased long distance, dedicated customer and dial-up circuits;

  . expenditures for additional primary rate interfaces to support the growth of our Carrier and ISP Services business; and

  . personnel costs resulting from the expansion of our network operations, customer support and field service staff.

   Sales and Marketing. Sales and marketing expenses were $25.8 million (21.2% of revenue) during 1997, a decrease of $1.3 million from $27.1 million (32.1% of revenue) during 1996. The decrease resulted principally from reductions in costs following the sale of our individual consumer subscribers and related infrastructure in 1996 and the sale of our software operations in 1997, which were offset in part by an increase in sales and marketing expenses relating to the expansion of our operations.



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   General and Administrative. General and administrative expenses were $22.9 million (18.8% of revenue) during 1997, an increase of $2.3 million from $20.6 million (24.5% of revenue) during 1996. The increase resulted from the addition of management staff and related operating expenses across the organization, including in conjunction with our expansion outside of the United States, and increases in the provision for doubtful accounts receivable. These expenses were in part offset by decreased expenses following the sale of our individual consumer subscribers and related assets in 1996 and the sale of our software operations in 1997.

   Depreciation and Amortization. Depreciation and amortization costs were $28.3 million (23.3% of revenue) during 1997, an increase of $0.3 million from $28.0 million (33.2% of revenue) during 1996. Depreciation costs increased due to additional capital expenditures associated with network infrastructure enhancements, which were partially offset by decreases in costs resulting from the elimination of depreciation and amortization that had been associated with the individual consumer subscriber assets sold in 1996 and the software assets sold in 1997.

   Interest Expense. Interest expense was $5.4 million during 1997, an increase of $0.4 million from $5.0 million in 1996. The increase was principally due to increased borrowings and capital lease obligations incurred by us to finance network expansion and to fund working capital requirements.

   Interest Income. Interest income was $3.1 million during 1997, a decrease of $0.7 million from $3.8 million in 1996. The decrease was principally due to a reduction in the amount of cash and short-term, interest-bearing investments held by us.

   Other Income, Net. Other income, net, was $5.8 million for 1997, which primarily related to the sale in the first quarter of 1997 of our software subsidiary.

   Net Loss Available to Common Shareholders and Loss Per Share. As a result of the factors discussed above, our net loss available to common shareholders for 1997 was $46.0 million (37.7% of revenue), or $1.14 basic and diluted loss per share, a $9.1 million improvement from a net loss available to common shareholders in 1996 of $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share. The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each year presented.

Income Taxes

   In 1998, we generated a pretax U.S. book loss of approximately $134.6 million and pretax non-U.S. book loss of approximately $128.1 million. As of December 31, 1998, we had net operating loss carryforwards of approximately $216.7 million for U.S. income tax purposes. The use of the U.S. net operating loss carryforwards may be subject to limitations under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. These net operating loss carryforwards may be carried forward in varying amounts until 2018. Additionally, at December 31, 1998, we had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $158.6 million. The majority of non-U.S. loss carryforwards will expire in varying amounts in 2003 to 2005. Some of the non-U.S. loss carryforwards will never expire under local country tax rules.

   We have provided a valuation allowance against our deferred tax assets since realization of these benefits cannot be reasonably assured. The change in valuation allowance was an increase of $101.7 million and $18.8 million in 1998 and 1997, respectively.

   We recognized deferred income tax benefits of $0.8 million in 1998, $0.5 million in 1997, and $0.2 million in 1996, resulting primarily from deferred tax liabilities of companies we acquired outside of the U.S. We did not recognize any current income tax expense or benefit for any of those three years.

Segment Information

   In 1999, we organized our operations into five geographic operating segments--U.S., Canada, Europe, Asia and India/Middle East/Africa.

   We evaluate the performance of our operating segments and allocate resources to them based on revenue and EBITDA, which we define as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charge for acquired in-process research and development. Since acquisitions are such an integral part of the growth of our business over the last year, the following table highlights the components of our revenue growth by breaking it into organic and acquisitive growth.

   Key changes in the metrics we report in our segment disclosure footnote are as follows:

                                       Latin                             India/
                          U.S./Canada America Europe  Asia/Pacific Middle East/Africa Total
                          ----------- ------- ------  ------------ ------------------ -----
Revenue growth--3Q98 to
 3Q99...................       53 %       *    108 %       386 %           **          108 %
Revenue growth--YTD98 to
 YTD99..................       57 %       *    130 %       816 %           **          123 %
EBITDA as % of Revenue--
 3Q99...................       (8)%      15%    -- %        14 %           **          --  %
EBITDA as % of Revenue--
 3Q98...................      (13)%       *    (12)%       (39)%           **          (16)%
EBITDA as % of Revenue--
 YTD99..................       (9)%      18%    (5)%        12 %           **           (2)%
EBITDA as % of Revenue--
 YTD98..................      (19)%       *    (17)%       (26)%           **          (19)%
Asset growth--9/30/98 to
 9/30/99................      292 %       *    491 %        95 %           **          276 %
Capital expenditure
 growth--3Q98 to 3Q99...      161 %       *    519 %       907 %           **          212 %
Capital expenditure
 growth--YTD98 to
 YTD99..................      139 %       *    631 %     1,433 %           **          191 %

----------------
* Latin America became a new segment in 1999 as a result of acquisitions. ** India/Middle East/Africa is new subsequent to September 30, 1999.

   All of our operating segments have experienced significant changes in revenue, EBITDA, assets and capital expenditures during 1999 as compared with 1998 due to organic growth, to significant acquisitions primarily outside of the U.S., and to investments in our network as described elsewhere in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

   Our loss from operations differs from EBITDA only by depreciation and amortization and the charge for acquired in-process research and development; therefore, loss from operations in each segment reflects the same underlying trends as those impacting EBITDA as a percentage of revenue.

Quarterly Results

   The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the seven quarters ended September 30, 1999. In the opinion of management, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                       Quarter Ended
                          ---------------------------------------------------------------------
                                          1998                                1999
                          ---------------------------------------  ----------------------------
                           Mar 31    Jun 30    Sep 30    Dec 31     Mar 31    Jun 30    Sep 30
                          --------  --------  --------  ---------  --------  --------  --------
                           (In millions of dollars, except per share and share amounts)
Revenue.................  $   44.5  $   53.7  $   67.6  $    93.9  $  104.8  $  123.8  $  140.6
Operating costs and
 expenses:
  Data communications
   and operations.......      36.7      41.9      51.9       68.9      76.0      86.7      98.5
  Sales and marketing...      10.7      12.5      14.7       19.1      18.6      21.9      27.5
  General and
   administrative.......       7.6      10.3      11.6       15.8      17.1      15.4      14.9
  Depreciation and
   amortization.........       9.5      12.9      14.7       26.4      26.8      34.4      41.6
  Charge for acquired
   in-process research
   and development......       7.0      20.0      13.4       30.4       --        --        --
                          --------  --------  --------  ---------  --------  --------  --------
Total operating costs
 and expenses...........      71.5      97.6     106.3      160.6     138.5     158.4     182.5
                          --------  --------  --------  ---------  --------  --------  --------
Loss from operations....     (27.0)    (43.9)    (38.7)     (66.7)    (33.7)    (34.6)    (41.9)
Interest expense........      (2.6)    (16.9)    (18.7)     (25.7)    (29.6)    (31.9)    (59.4)
Interest income.........       0.5       6.0       4.8        8.2       4.7       8.1      19.8
Other income, net.......       --        1.2       5.3        0.5      (0.1)     (0.2)     (1.1)
Non-recurring
 arbitration charge.....       --        --        --       (49.0)      --        --        --
                          --------  --------  --------  ---------  --------  --------  --------
Loss before income
 taxes..................     (29.1)    (53.6)    (47.3)    (132.7)    (58.7)    (58.6)    (82.6)
Income tax benefit......       --        --        --        (0.9)      --       (0.4)     (0.3)
                          --------  --------  --------  ---------  --------  --------  --------
Net loss................     (29.1)    (53.6)    (47.3)    (131.8)    (58.7)    (58.2)    (82.3)
Return to preferred
 shareholders...........      (0.8)     (0.8)     (0.8)      (0.8)     (0.6)     (4.2)     (6.4)
                          --------  --------  --------  ---------  --------  --------  --------
Net loss available to
 common shareholders....  $  (29.9) $  (54.4) $  (48.1) $  (132.6) $  (59.3) $  (62.4) $  (88.7)
                          ========  ========  ========  =========  ========  ========  ========
Basic and diluted loss
 per share (1)..........  $  (0.67) $  (1.06) $  (0.93) $   (2.56) $  (1.11) $  (1.01) $  (1.37)
                          ========  ========  ========  =========  ========  ========  ========
Shares used in computing
 basic and diluted loss
 per share (in
 thousands).............    44,596    51,111    51,659     51,871    53,358    61,956    64,844
                          ========  ========  ========  =========  ========  ========  ========
Basic and diluted loss
 per share (after stock
 split).................  $  (0.34) $  (0.53) $  (0.47) $   (1.28) $  (0.56) $  (0.51) $  (0.69)
                          ========  ========  ========  =========  ========  ========  ========
Shares used in computing
 basic and diluted loss
 per share (after stock
 split, in thousands)...    89,192   102,222   103,318    103,742   106,716   123,912   129,688
                          ========  ========  ========  =========  ========  ========  ========

----------------
(1) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the loss per share by quarter does not equal the loss per share for 1998 and 1999.

                                          Quarter Ended
                         ------------------------------------------------------------
                                    1998                             1999
                         ---------------------------------   ------------------------
                         Mar 31   Jun 30   Sep 30   Dec 31   Mar 31   Jun 30   Sep 30
                         ------   ------   ------   ------   ------   ------   ------
Revenue................. 100.0%   100.0%   100.0%    100.0%  100.0%     100%     100%
Operating costs and
 expenses:
  Data communications
   and operations.......  82.5     78.1     76.8      73.3    72.5     70.0     70.1
  Sales and marketing...  24.1     23.2     21.8      20.3    17.7     17.7     19.6
  General and
   administrative.......  17.1     19.2     17.1      16.9    16.3     12.4     10.6
  Depreciation and
   amortization.........  21.3     24.0     21.7      28.1    25.6     27.8     29.6
  Charge for acquired
   in-process research
   and development......  15.7     37.2     19.8      32.4     --       --       --
                         -----    -----    -----    ------   -----    -----    -----
Total operating costs
 and expenses........... 160.7    181.7    157.3     171.0   132.1    127.9    129.8
                         -----    -----    -----    ------   -----    -----    -----
Loss from operations.... (60.7)   (81.7)   (57.3)    (71.0)  (32.1)   (27.9)   (29.8)
Interest expense........  (5.8)   (31.4)   (27.7)    (27.4)  (28.2)   (25.8)   (42.2)
Interest income.........   1.3     11.3      7.0       8.8     4.5      6.5     14.1
Other income, net.......  (0.2)     2.0      7.9       0.5    (0.1)    (0.2)    (0.8)
Non-recurring
 arbitration charge.....   --       --       --      (52.2)    --       --       --
                         -----    -----    -----    ------   -----    -----    -----
Loss before income
 taxes.................. (65.4)   (99.8)   (70.1)   (141.3)  (56.0)   (47.3)   (58.7)
Income tax benefit......   --       --       --       (0.9)    --      (0.3)    (0.2)
                         -----    -----    -----    ------   -----    -----    -----
Net loss................ (65.4)%  (99.8)%  (70.1)%  (140.4)% (56.0)%  (47.0)%  (58.5)%
                         =====    =====    =====    ======   =====    =====    =====

   Our quarterly operating results have fluctuated and will continue to fluctuate from period to period for the foreseeable future depending upon such factors as:

  .  the timing of acquisitions,

  . the success of our efforts to expand our customer base, and to sell enhanced and value added services to existing customers,

  . changes in and the timing of expenditures relating to the continued expansion of our network,

  .  the delivery of bandwidth from our global network providers,

  .  the development of new services,

  .  changes in pricing policies by us or our competitors, and

  . the seasonality of TNI's business, which tends to be greater in the fourth quarter holiday season than during the rest of the year, as well as a portion of the rest of our business.

   In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future. We expect to focus in the near term on building and increasing our customer base and increasing our network utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, network infrastructure and the development of new services.

Liquidity And Capital Resources

   We historically have had losses from operations, which have been funded primarily through borrowings and capital lease financings from vendors, financial institutions and other third parties, and through the issuance of debt and equity securities. In 1999, we received net proceeds of approximately $2.7 billion from debt and equity financings. In February 2000, we received net proceeds of approximately $738.8 million from our 7% cumulative convertible Series D preferred stock offering. At September 30, 1999, we had $1.7 billion of cash, cash equivalents, short-term investments and marketable securities, including restricted amounts (excluding the net proceeds of approximately $736.2 million from our 10 1/2% senior notes offering in December 1999 and $738.8 million from our 7% Series D cumulative convertible preferred stock offering in February 2000).

   We are an operating entity which also conducts a significant portion of our business through our subsidiaries. Our operating cash flow and consequently our ability to service our debt, is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to our financing commitments or to make any funds available for that purpose. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

Cash Flows for the Nine Months Ended September 30, 1999 and 1998

   Cash flows used in operating activities were $203.5 million and $76.9 million for the nine months ended September 30, 1999 and 1998, respectively. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments and other working capital changes, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In both of these nine-month periods, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets. Operating cash flows in 1999 also included the $48.0 million arbitration award payment.

   Cash flows used in investing activities were $1.2 billion and $326.0 million for the nine months ended September 30, 1999 and 1998, respectively. Investments in certain businesses resulted in the use of $238.5 million of cash for the nine months ended September 30, 1999, net of cash acquired. Investments in our network and facilities during the first nine months of 1999 resulted in total additions to fixed assets of $380.8 million. Of this amount, $127.9 million was financed under vendor or other financing arrangements, $35.7 million of non-cash additions related to the OC-48 bandwidth acquired from IXC Internet Services, Inc., or IXC, and $217.2 million was expended in cash. For the nine months ended September 30, 1998, total additions were $130.9 million, of which $54.9 million was financed under equipment financing agreements, $27.4 million of non-cash additions related to the OC-48 bandwidth acquired from IXC and $48.6 million was expended in cash. Purchases of short-term investments during the first nine months of 1999 were an aggregate of $1.07 billion, offset by proceeds from the sale and maturity of short-term investments of $262.6 million. Purchases of short-term investments during the nine months of 1998 were an aggregate of $247.2 million offset by proceeds from the sale and maturity of short-term investments of $200.0 million. Investing cash flows in the first nine months of 1999 and 1998 were increased by $25.0 million and decreased by $106.2 million, respectively, from changes in restricted cash and short-term investments related to various financing and acquisition activities.

   Cash flows provided by financing activities were $1.88 billion and $654.2 million for the nine months ended September 30, 1999 and 1998, respectively. In the first nine months of 1999, we received $1.28 billion from the issuance of notes and $742.0 million from equity offerings. In the first nine months of 1998, we received net proceeds from the issuance of notes of $718.6 million. We made repayments aggregating $152.7 million and $67.1 million for the nine months ended September 30, 1999 and 1998, respectively, on our lines of credit, capital lease obligations and notes payable. During the nine months ended September 30, 1999 and 1998, we received proceeds from the exercise of stock options of $11.2 million and $4.6 million, respectively.

   Merchant credit card transactions account for a major percentage of the transaction volume processed by TNI's customers. We expect the volume of those transactions on TNI's network to be greater in the fourth quarter holiday season than during the rest of the year. Consequently, revenues and earnings from merchant credit card transactions in the first quarter generally are expected to be lower than revenues and earnings from merchant credit card transactions in the fourth quarter of the immediately preceding year. Although the financial services, healthcare claims processing and electronic benefits transfer markets, as well as other potential markets that TNI has targeted for future expansion, are anticipated to be less seasonal, we expect that TNI's operating results in the foreseeable future will be significantly affected by seasonal trends in the merchant credit card transaction market. As a result, our financial results may be more sensitive to seasonal trends.

Cash Flows For The Years Ended December 31, 1998, 1997 and 1996

   Cash flows used in operating activities were $87.6 million in 1998, $15.6 million in 1997 and $32.5 million in 1996. In all three years, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets and, in 1998, our charge for acquired in-process research and development.

   Cash flows used in investing activities were $783.9 million for 1998, $15.6 million for 1997 and $7.9 million for 1996. Acquisition activities resulted in the use of $268.0 million of cash for 1998, net of cash acquired. Investments in our network and facilities during 1998 resulted in total additions to fixed assets of $303.6 million. Of this amount, $113.3 million was financed under vendor or other financing arrangements, $27.4 million of non-cash additions related to the bandwidth acquired from IXC, $44.9 million related to other network facilities that remained in accounts payable at year end, and $118.0 million was expended in cash. For 1997, total additions were $50.1 million, of which $37.5 million was financed under equipment financing agreements and $12.6 million was expended in cash, and for 1996, additions were $38.4 million, with $25.6 million financed and $12.8 million expended in cash. Purchases of short-term investments with the proceeds of our 10% senior notes and 11 1/2% senior notes offerings during 1998 were an aggregate of $511.7 million, offset by proceeds from the sale and maturity of short-term investments of $251.2 million. Investing cash flows in 1998 and 1997 were reduced by $141.0 million and $19.7 million, respectively, from increases in restricted cash and short-term investments related to various financing alternatives.

   Cash flows provided by (used in) financing activities were $874.2 million for 1998, $12.6 million for 1997, and ($10.5) million for 1996. In 1998, 1997 and 1996, we received net proceeds from the issuance of notes payable of $1,060.6 million, $10.1 million and $8.3 million, respectively. In 1997, we completed a private placement of 600,000 shares of our Series B convertible preferred stock for gross proceeds of $30.0 million. In 1998, 1997 and 1996, we made repayments aggregating $189.5 million, $27.7 million, and $20.8 million, respectively, on our capital lease obligations and notes payable.

   As of December 31, 1998, we had $485.0 million of cash, cash equivalents, restricted cash, short-term investments and marketable securities.

Capital Structure

   Our capital structure at September 30, 1999 consisted of a revolving credit facility, other lines of credit, capital lease obligations, senior notes, Series C preferred stock and common stock. We announced a two-for-one split of our common stock, to be effected by means of a stock dividend, to holders of record of our common stock as of the close of business on January 28, 2000.

   Total borrowings at September 30, 1999 were $2.5 billion, which included $0.1 billion in current obligations and $2.4 billion in long-term debt, capital lease obligations and notes payable. At September 30, 1999, no amounts were outstanding, $9.7 million was being utilized for letters of credit, and $100.3 million was available to draw under the credit facility. We terminated our credit facility effective December 31, 1999.

   In addition, as of September 30, 1999, $293.5 million was available for purchases of equipment and other fixed assets under various other financing arrangements, after designating $27.0 million of payables for various equipment purchases that we intend to finance under these agreements.

   At September 30, 1999, we had outstanding $600.0 million aggregate principal amount of 10% senior notes due 2005, $350.0 million aggregate principal amount of 11 1/2% senior notes due 2008 and $1.05 billion aggregate principal amount and (Euro)150.0 million aggregate principal amount of 11% senior notes due 2009. In December 1999, we issued $600.0 million aggregate principal amount of 10 1/2% senior notes due 2006 and

Euro 150.0 million aggregate principal amount of 10 1/2% senior notes due 2006. At September 30, 1999, we had on deposit in an escrow account restricted cash and short-term investments of $66.7 million to fund, when due, the next two semi-annual interest payments on the 10% senior notes.

   The indentures governing each of the senior notes contain many covenants with which we must comply relating to, among other things, the following matters:

  . a limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding permitted payments and investments;

  . a limitation on our incurrence and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding permitted incurrences of debt;

  . a limitation on our incurrence and our subsidiaries' incurrence of liens, unless our senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding permitted liens;

  . a limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on their capital stock, payment of indebtedness owed to us or to any of our other subsidiaries, making of investments in us or in any of our other subsidiaries, or transfer of any of their properties or assets to us or any of our other subsidiaries, excluding certain permitted encumbrances and restrictions;

  . a limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

  .  a limitation on transactions with our affiliates;

  . a limitation on the ability of any of our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of our senior notes on the same terms as the guarantee of such indebtedness;

  . a limitation on sale and leaseback transactions by us or our subsidiaries;

  . a limitation on issuances and sales of capital stock of our subsidiaries; and

  . a limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.

   At September 30, 1999, we were in compliance with all such covenants.

   In May 1999, we completed a public offering of 8,000,000 shares of our common stock at $50.50 per share for net proceeds of approximately $383.8 million, after underwriting discounts and commissions and other offering expenses.

   In May 1999, we completed a public offering of 9,200,000 shares of our 6 3/4% Series C Cumulative Convertible Preferred Stock for net proceeds of approximately $358.2 million after underwriting discounts and commissions and other offering expenses. The Series C preferred stock has a liquidation preference of $50 per share and will rank ratably with our Series D preferred stock.

   At closing, the purchasers of the Series C preferred stock deposited approximately $85.8 million into an account established with a deposit agent. The deposit account is not an asset of ours. Funds in the deposit account will be paid to the holders of the Series C preferred stock each quarter in the amount of $0.84375 per share in cash or may be used, at our option, to purchase shares of common stock at 95% of the market price of the common stock on that date for delivery to holders of Series C preferred stock in lieu of cash payments.

Holders of Series C preferred stock received quarterly payments from the deposit account of approximately $7.8 million on each of August 15 and November 15, 1999. The funds placed in the deposit account by the purchasers of the Series C Preferred Stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Until the expiration of the deposit account, we will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the deposit account, which is expected to occur on May 15, 2002 unless earlier terminated, the Series C Preferred Stock will begin to accrue dividends at an annual rate of 6 3/4% of the liquidation preference payable in cash or, at our option, in shares of our common stock at 95% of the market price of the common stock on that date. Under certain circumstances, we can elect to terminate the deposit account prior to May 15, 2002, at which time the remaining funds in the Deposit Account would be distributed to us and the Series C Preferred Stock would begin to accrue dividends.

   Each share of Series C preferred stock is convertible at any time at the option of the holders thereof into 0.8017 shares of our common stock, equal to an initial conversion price of $62.3675 per share, subject to adjustment upon the occurrence of specified events. The Series C preferred stock is redeemable, at our option, at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends) on or after November 15, 2000 and prior to May 15, 2002 if the trading price for the Series C preferred stock exceeds $124.74 per share for a specified trading period. Additional payments will also be made from the Deposit Account or by us to the holders of the Series C preferred stock if we redeem Series C preferred stock under the foregoing circumstances. Except in the foregoing circumstances, we may not redeem the Series C preferred stock prior to May 15, 2002. Beginning on May 15, 2002, we may redeem shares of Series C preferred stock at an initial redemption premium of 103.857% of the liquidation preference, declining to 100.00% on May 15, 2006 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. We may effect any redemption, in whole or in part, at our option, in cash by delivery of fully paid and nonassessable shares of our common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series C preferred stock.

   In the event of a change of control (as defined in the charter amendment designating the Series C preferred stock), holders of Series C preferred stock will, if the market value of our common stock at such time is less than the conversion price for the Series C preferred stock, have a one time option to convert all of their outstanding shares of Series C preferred stock into shares of our common stock at an adjusted conversion price equal to the greater of (1) the market value of our common stock as of the date of the change in control and (2) $38.73. In lieu of issuing shares of common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

   In February 2000, we completed an offering of 16,500,000 shares of our 7% Series D cumulative convertible preferred stock for net proceeds of approximately $738.8 million after underwriting discounts and commissions and other offering expenses. The Series D preferred stock has a liquidation preference of $50 per share and will rank ratably with our Series C preferred stock.

   At closing, the purchasers of the Series D preferred stock deposited approximately $57.9 million into an account established with a deposit agent. The deposit account is not an asset of ours. Funds in the deposit account will be paid to the holders of the Series D preferred stock each quarter in the amount of $0.875 per share in cash or may be used, at our option, to purchase shares of common stock at either 93% or 97% of the market price of the common stock on that date (depending on whether the registration statement covering the shares is effective) for delivery to holders of Series D preferred stock in lieu of cash payments.

   Holders of Series D preferred stock will receive quarterly payments from the deposit account on each of February 15, May 15, August 15 and November 15 of each year commencing May 15, 2000 and continuing until February 15, 2001. The funds placed in the deposit account by the purchasers of the Series D Preferred Stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, from the issue date through February 15, 2001. Until the expiration of the deposit account, we will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 7% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the deposit account, which is expected to occur on February 15, 2001 unless earlier terminated, the Series D preferred stock will begin to accrue dividends at an annual rate of 7% of the liquidation preference payable in cash or, at our option, in shares of our common stock at either 93% or 97% of the market price of the common stock on that date (depending on whether the registration statement covering the shares is effective). Under certain circumstances, we can elect to terminate the deposit account prior to February 15, 2001, at which time the remaining funds in the Deposit Account would be distributed to us and the Series D preferred stock would begin to accrue dividends.

   Each share of Series D preferred stock is convertible at any time after February 15, 2000 at the option of the holders thereof into 0.4676 shares of our common stock after February 15, 2000, equal to an initial conversion price of $106.93 per share, subject to adjustment upon the occurrence of specified events. The Series D preferred stock is redeemable, at our option, at a redemption premium of 105.50% of the liquidation preference (plus accumulated and unpaid dividends) on or after August 15, 2001 but prior to February 15, 2003 if the trading price for the Series D preferred stock equals or exceeds $160.40 per share for a specified trading period. We will also make additional payments to the holders of the Series D preferred stock if we redeem Series D Preferred stock under the foregoing circumstances. Except in the foregoing circumstances, we may not redeem the Series D preferred stock prior to February 15, 2003. Beginning on February 15, 2003, we may redeem shares of Series D preferred stock at an initial redemption premium of 104.000% of the liquidation preference, declining to 100.00% on February 15, 2007 and thereafter, plus in each case all accumulated and unpaid dividends to the redemption date. We may effect any redemption, in whole or in part, at our option, in cash, by delivery of fully paid and nonassessable shares of our common stock or a combination thereof (subject to applicable law), by delivering notice to the holders of the Series D preferred stock.

   In the event of a change of control (as defined in the charter amendment designating the Series D preferred stock), holders of Series D preferred stock will, if the market value of our common stock at such time is less than the conversion price for the Series D preferred stock, have a one time option to convert all of their outstanding shares of Series D preferred stock into shares of our common stock at an adjusted conversion price equal to the greater of (1) the market value of our common stock as of the date of the change in control and
(2) $57.96. In lieu of issuing shares of common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

Commitments, Capital Expenditures And Future Financing Requirements

   At December 31, 1999, we had commitments to certain telecommunications vendors under operating lease agreements totaling $142.7 million payable in various years through 2011. Additionally, we have various agreements to lease office space, facilities and equipment and, at December 31, 1999, were obligated to make future minimum lease payments of $50.8 million under such non-cancelable operating leases expiring in various years through 2009.

   We paid TNI shareholders approximately $340.8 million in cash and 7.6 million shares of our common stock, which represented an aggregate value of approximately $346.2 million based upon a price per share of our common stock of $45.719 at the time we reached a definitive agreement with TNI. We also assumed options to acquire approximately 463,000 shares of TNI common stock, representing an aggregate value of approximately $13.0 million at the time we entered into the definitive agreement, were exercisable into an equal number of our shares. We also repaid outstanding principal and interest under TNI's revolving credit facility in the amount of $52.1 million as a condition to closing.

   For most of our acquisitions, we have retained a portion of the purchase price under holdback provisions of the purchase agreements to secure performance by certain sellers of indemnification or other contractual obligations of the sellers. These holdback amounts are generally payable up to 24 months after the date of closing of the related acquisitions. Acquisition holdback amounts totaled $80.9 million at December 31, 1999, the majority of which is reported in other liabilities.

   In connection with our previously announced naming rights and sponsorship agreements with the Baltimore Ravens of the National Football League, we will make payments over the next 19 years totaling approximately $81.7 million.

   In order to maintain our competitive position, enhance our capabilities as an Internet Super Carrier and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At December 31, 1999, we were obligated to make future cash payments that total $392.5 million for acquisitions of global fiber-based and satellite telecommunications bandwidth, including IRUs or other rights. In addition, if a supplier makes delivery of certain additional fiber-based bandwidth, which is expected in 2001, we will be committed to make cash payments at that time of between $120.0 million and $180.0 million, the actual price to depend on the timing of delivery of the additional bandwidth. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and IRUs. Certain of this fiber-based and satellite telecommunications bandwidth may require the acquisition and installation of equipment necessary to access and activate the bandwidth in order to make it operational. At December 31, 1999, we expected to make capital expenditures for such equipment of $245.8 million. In addition, we anticipate making significant investments to acquire and build-out new Internet and eCommerce hosting centers in key financial and business centers throughout the world and to purchase other facilities. We currently anticipate that these expenditures could exceed $1.0 billion, of which $183.0 million was subject to firm commitments at December 31, 1999. Additionally, in connection with our awards of external and local wireless licenses in Hong Kong, we have commited to invest approximately $387 million to build a next generation IP network in Hong Kong. As a result of the foregoing, we currently believe that our capital expenditures in 2000 will be substantially greater than those in 1999 and that, with the additional cash resources derived from our recent debt and equity offerings, we will accelerate our capital expenditure program. This may occur as we continue to execute our expansion strategy.

   We presently believe, based on the flexibility we expect to have in the timing of orders of bandwidth, in outfitting our POPs with appropriate telecommunications and computer equipment, and in controlling the pace and scope of our anticipated buildout of our international data communications network and eCommerce Web hosting centers, that we will have a reasonable degree of flexibility to adjust the amount and timing of such capital expenditures in response to our then existing financing capabilities, market conditions, competition and other factors. Accordingly, we believe that working capital generated from the use of acquired bandwidth, together with other working capital, working capital from capital lease financings, from this offering and our other debt and equity offerings and from future equity or debt financings will be sufficient to meet the currently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have access to sufficient additional capital and/or financing on satisfactory terms to enable us to meet our capital expenditure and working capital requirements. We regularly review our capital commitments and needs and the availability of financing through institutional sources and the capital markets. We expect to pursue opportunities to raise additional capital from time to time as we determine to be advisable based upon our capital needs, financing capabilities and market conditions.

Other Possible Strategic Relationships And Acquisitions

   We anticipate that we will continue to seek to develop relationships with strategic partners, both domestically and internationally, and to acquire assets, including, without limitation, additional telecommunications bandwidth, and businesses, and make investments (including venture capital investments) principally relating to or complimentary to our existing business. In this regard, we have entered into several non-binding letters of intent pursuant to which we and the other parties thereto have agreed to negotiate the terms and conditions of definitive agreements relating to our acquisition of additional U.S. and non-U.S. ISPs. We are also currently evaluating additional acquisitions and investments. However, we cannot assure you that we will successfully complete all or any of such acquisitions currently subject to letters of intent or acquisitions or investments otherwise being contemplated, or what the consequences thereof could be. We have been successful to date identifying acquisition candidates at prices we consider to be reasonable. We cannot assure you that this will continue. We expect to compete for the forseeable future for such acquisitions with other telecommunications companies that have similar acquisition strategies. Some of our competitors are larger and have greater financial and other resources than we have. Certain of these strategic relationships may involve other telecommunications companies that desire to enter into joint marketing and services arrangements with us pursuant to which we would provide Internet and Internet-related services to such companies. Such transactions, if deemed appropriate by us, may also be effected in conjunction with an equity or debt investment by such companies in us. Such relationships and acquisitions may require additional financing and may be subject to the consent of our lenders and other third parties.

Foreign Currency and Exchange Considerations

   During the nine months ended September 30, 1999, 52% of our revenue was derived from operations outside of the United States and 27% of our assets was outside of the United States. We anticipate that a comparable percentage of our future revenue and operating expenses will continue to be generated from operations outside the United States, including investment in foreign companies. Accordingly, a comparable portion of our revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations which we and some of our customers have in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, we and our customers may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although we historically have not entered into material hedging transactions to limit our foreign currency risks, as a result of the increase in our foreign operations and our issuance of euro-denominated senior notes, we may implement such practices in the future. We cannot assure you that the occurrence of any of these factors will not have a material adverse.

Derivatives and Foreign Currency Exposure

   We have not entered into any material financial instruments to hedge against certain financial and currency risks or for trading. However, as a result of the increase in our foreign operations and the issuance of our euro-denominated senior notes, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt, interest rate swap agreements and foreign currency exchange contracts relating to intercompany payables of foreign subsidiaries. We do not intend to use derivative financial instruments for speculative purposes. Foreign currency exchange contracts would be used to mitigate foreign currency exposure and with the intent of protecting the U.S. dollar value of certain currency positions and future foreign currency transactions. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations. By their nature, all such instruments would involve risk, including the risk of nonperformance by counterparties. We would attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

Year 2000

   Prior to entering the year 2000, we developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they were Y2K compliant. We also developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes and completed an inventory of our internal systems that we use outside of the United States to determine the status of their Y2K compliance. Now that we have entered the year 2000, we have tested our key computer systems and to date, we have not encountered any material Y2K related disruptions or failures of our systems or services, nor have we been notified of any disruptions or failures in the systems of any of our third parties. There is an ongoing risk that Y2K related problems could still occur and we will continue to evaluate these risks, however, we believe that the Y2K issue will not pose any significant operational problems for us. Costs to address the Y2K problem were not material, amounting to $2.0 million, or less than 5% of our 1999 information technology and network operations budgets. This amount could increase if we encounter any future Y2K problems.

Quantitative and Qualitative Disclosures about Market Risk

   At September 30, 1999, we had financial instruments consisting of cash, fixed and variable rate debt and short-term investments, which were held for purposes other than trading. The substantial majority of our debt obligations have fixed interest rates and are denominated in U.S. dollars, which is our reporting currency. However, as described elsewhere in this offering memorandum, in December 1999, we issued fixed rate Euro 150.0 million aggregate principal amount of 10 1/2% senior notes and had outstanding at September 30, 1999 Euro 150.0 million aggregate principal amount of 11% senior notes, which are subject to foreign currency exchange risk. The proceeds from the euro-denominated senior notes are currently invested in euro-denominated cash and cash equivalents. A 10% change in the exchange rate for the euro would impact quarterly interest expense by approximately $0.9 million and the carrying value of the euro-denominated notes and cash and cash equivalents would each change by approximately $31.5 million. We had no amounts outstanding under our credit facility at September 30, 1999 and we terminated this facility on December 31, 1999. Annual maturities of our debt obligations at September 30, 1999, excluding capital lease obligations and our credit facility, were as follows:
$1.7 million in 1999, $6.9 million in 2000, $4.1 million in 2001, $2.8 million in 2002, $1.2 million in 2003 and $2,166.6 million thereafter. At September 30, 1999, the carrying value of our debt obligations, excluding capital lease obligations, was $2,183.3 million and the fair value was $2,159.6 million. The weighted-average interest rate of our debt obligations, excluding capital lease obligations, at September 30, 1999 was 10.8%. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars. At September 30, 1999, all of our investments in debt securities are due to mature within twelve months and the carrying value of all of our investments approximates fair value. At September 30, 1999, $137.5 million of our cash and short-term investments were restricted in accordance with the terms of our financing arrangements and certain acquisition holdback agreements. We actively monitor the capital and investing markets in analyzing our capital raising and investing decisions.


Recent Accounting Pronouncement

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the Statement's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2001.